LICENSE AND MERCHANDISING AGREEMENT

This License Agreement (“Agreement”) is made as of September 27, 2004, by and between Late for the Sky Production Company, Inc., an Ohio corporation ("LFTS") with its principal place of business at 3000 Robertson Avenue, Cincinnati, Ohio 45209, and Games, Inc., a Delaware corporation with its principal place of business at 425 Walnut Street, Suite 2300, Cincinnati, Ohio 45202.

1.

Definitions

1.1.

“LFTS Marks” means the LFTS marks as shown in Exhibit 1, attached hereto and LFTS Intellectual Property Rights, as defined below.

1.2.

“Content” means text, graphics, photographs, video and/or audio.

1.3.

“LFTS Intellectual Property Rights” means all LFTS inventions, boxed games, discoveries, trademarks, patents, trade names, copyrights, jingles, know-how, intellectual property, software, shop rights, licenses, developments, research data, designs, technology, trade secrets, test procedures, processes, route lists, computer programs, computer tapes, computer discs, literature, reports and other confidential information, intellectual and similar intangible property rights, whether or not patentable or copyrightable (or otherwise subject to legally enforceable restrictions or protections against unauthorized third-party usage), and any and all applications for, registrations of and extensions, divisions, renewals and re-issuance of, any of the foregoing, and rights therein.

1.4.

“Internet” means the global network of interconnected computer networks, each using the Transmission Control Protocol/Internet Protocol and/or such other standard network interconnection protocols as may be adopted from time to time, which is used to transmit Content that is directly or indirectly delivered to a computer or other digital or electronic device for display to an end-user, whether such Content is delivered through on-line browsers, off-line browsers, or through “push” technology, electronic mail, broadband distribution, satellite, wireless or otherwise.

1.5.

“Internet Site” means any site or service delivering Content on or through the Internet, including, without limitation, any on-line service such as America Online, and the Microsoft Network.

1.6.

“Games, Inc. Content” means any Content owned or controlled by Games, Inc., other than LFTS Property as defined in 8.1(a).

1.7.

“Games, Inc. Sites” means the Internet websites owned by Games, Inc. and currently existing as  “gamesinc.net,” “games.org.” “gameland.com,” “skillmoney.com,” “lottery.com” and “cards.com.”

1.8.

"LFTS boxed games include the games listed on Exhibit 1, attached hereto.

1.9.

“LFTS Content” means any Content owned or controlled by LFTS.

2.

 License

2.1.

LFTS grants to Games, Inc., during the term of this Agreement and subject to the terms and conditions contained herein, the exclusive right and license:

a.

to develop an on-line version of LFTS boxed games; use, copy, publicly display, perform, distribute, or otherwise make available on or through the Games, Inc. Sites, the LFTS Content, to the extent LFTS has the right to license such Content, through free, subscription-based, down loadable, skill-based and/or pay-for-play modes, as Games, Inc. chooses.  Games, Inc. agrees to ensure that users of the Games, Inc. Sites may view, access and retrieve, only for noncommercial private use, any LFTS Content distributed hereunder on the Games, Inc. Sites;

b.

to use the LFTS Marks in connection with Games, Inc.’s operation of the Games, Inc. Sites;

2.2.

LFTS grants to Games, Inc., during the term of this Agreement and subject to the terms and conditions contained herein, the non-exclusive rights and license to  actively market and offer for sale, all available LFTS boxed games, through an affiliate program processed through LFTS.

2.3.

The right and license granted herein is exclusive as to the on-line, downloadable, skill-based and/or pay-for play modes only, but otherwise non-exclusive and limited as set forth in this Agreement.

2.4.

In the event that Games, Inc. does not develop an on-line version of any or all LFTS boxed games, satisfactory to LFTS, by July 1, 2005, LFTS may, in its sole discretion, terminate all license and rights as to that boxed game or those boxed games.

2.5.

Nothing in this Agreement grants Games, Inc. ownership or other rights in or to the LFTS Content, the LFTS Marks or the LFTS boxed games, except in accordance and to the extent of this License.

2.6.

Games, Inc.’s exercise of the rights granted herein shall conform to the restrictions or requirements set forth in the LFTS License Guidelines (attached hereto as Exhibit 2).  Such License Guidelines may be amended or revised from time to time by LFTS, to reflect any changes in the business, practice, procedures or policies of LFTS or Games, Inc.

2.7.

Games, Inc. shall have access to all LFTS Content and, subject to the conditions stated in the next sentence, LFTS shall deliver, at times reasonably requested by Games, Inc. all LFTS Content in a mutually agreed form and format.  LFTS shall have the right to refuse to deliver to Games, Inc. any LFTS Content if, in LFTS’s sole discretion, the LFTS Content or the use contemplated, conflicts with, interferes with, or is detrimental to LFTS’s interests, reputation or business or might subject LFTS to unfavorable regulatory action, violate any law, infringe the rights of any person, or subject LFTS to liability for any reason.

2.8.

During the term of this Agreement, Games, Inc., shall, in all instances, consult with LFTS regarding visual and editorial presentation of the LFTS Content on the Games, Inc. Sites; provided however, that in the event the parties cannot agree in any instance, then LFTS’s decision will be conclusive.  In no event shall Games, Inc. distort or misrepresent any material contained in the LFTS Content.

2.9.

Games, Inc. shall be solely responsible for the engineering, production, maintenance and monitoring of all LFTS Content which Games, Inc. makes available on the Games, Inc. Sites.

2.10.

Notwithstanding anything to the contrary contained herein, upon notice from LFTS, Games, Inc. shall cease using any LFTS Content which (i) in LFTS’s sole opinion conflicts, interferes or is detrimental to LFTS’s interests, reputation or business or might subject LFTS to unfavorable regulatory action, violate any law, infringe the rights of any person or subject LFTS to liability for any reason or (ii) becomes subject to any third-party restriction or claim which would prohibit, limit or restrict the use thereof on the Internet.

2.11.

Except as otherwise specified herein, during the term of this Agreement, Games, Inc. shall not, without LFTS’s prior written approval, display, perform, distribute, transmit or otherwise make available in any media now known or hereafter developed, other than through the Games, Inc. Sites, any LFTS Content, LFTS Marks or any portion thereof;

2.12.

Upon expiration of this Agreement, Games, Inc. shall immediately cease all use of the LFTS Marks and any LFTS Content or Content derived therefrom in connection with the name and operation of the Games, Inc. Sites or otherwise.  In connection with the above, Games, Inc. shall immediately remove or erase the LFTS Content (and any Content derived therefrom) and LFTS Marks from the Games, Inc. Sites as soon as commercially and technically practicable, given customary Internet business practices, but in no event shall any such material remain on the Games, Inc. Sites more than five (5) days after expiration or LFTS’s notice of termination, as applicable, and at LFTS’s request, Games, Inc. shall furnish LFTS with evidence of such removal or erasure satisfactory to LFTS.  Games, Inc. shall return all hard copy to LFTS or, at LFTS's sole election and direction destroy such hard copy and certify the destruction to LFTS.  All game software developed by Games, Inc. shall remain the property of Games, Inc. upon expiration of the agreement.

3.

Term

3.1.

The term of this Agreement shall begin on September 27, 2004 and shall continue in full force and effect for a period of three (3) consecutive years, through and including September 27, 2007, unless it is terminated earlier in accordance with the terms and conditions contained herein.

3.2.

Provided neither party is in default of the terms of this Agreement, the parties have the option to renew this Agreement for an additional three (3) year term, on terms to be negotiated by the parties, with increase in royalty rate not to exceed 10%, through a separate written Agreement.

4.

Trademarks

4.1.

LFTS shall deliver to Games, Inc. a copy of each LFTS Mark in the form in which such Mark may be used by Games, Inc. on the Games, Inc. Sites.  Games, Inc. acknowledges that the LFTS Marks are trademarks owned or controlled by LFTS and that all uses by Games, Inc. of such LFTS Marks shall inure to LFTS’s benefit.  Games, Inc. shall maintain LFTS quality standards with respect to its use of the LFTS Marks, and other wise use the LFTS Marks subject to any restrictions or requirements disclosed by LFTS (including any requirements/restrictions delineated in LFTS License Guidelines).  All materials bearing the LFTS Marks shall be subject to LFTS’s prior written approval.

4.2.

Games, Inc. shall not file any application in any country to register a trademark which is the same as or similar to the LFTS Marks, or deceptive or misleading with respect to the LFTS Marks or any other LFTS trademark.  If Games, Inc. files any application for registration in any country in contravention of this paragraph, LFTS shall have the right to take appropriate action against Games, Inc., including seeking injunctive relief, to prohibit or otherwise restrain Games, Inc.’s use of the infringing mark.

4.3.

In the event that Games, Inc. learns of any infringement, threatened infringement, or passing off, of the LFTS trademarks or logos licensed for use under this Agreement, or that any person or business entity claims or alleges that such trademarks or logos are liable to cause deception or confusion to the public, Games, Inc. shall immediately notify LFTS of the particulars.

4.4.

Upon the expiration or termination of this Agreement, Games, Inc. shall cease all use of the LFTS Marks, as soon as commercially and technically practicable, but in any event, no later than five (5) days after expiration or termination of this Agreement.

5.

Compensation to LFTS

5.1.

In consideration of the rights granted herein, Games, Inc. shall pay LFTS a royalty on all net revenue received.

5.2.

Upon execution hereof, Games, Inc. shall pay LFTS $5,000 as a good faith advance retainer against royalties earned for the first year.   An additional $5,000 is due on July 1 of each year during the term of this Agreement as an advance against royalties earned hereunder for each year.

5.3.

The royalty payable from Games, Inc. to LFTS shall be calculated as follows:

a.

Games, Inc. shall pay LFTS 12% of all net revenue ("net revenue" means gross revenue less credit card processing costs, returns and refunds received by Games, Inc. from any source, including advertising, downloads, sponsorships, promotions, subscriptions, skill-based play, leagues and tournaments, from Games, Inc. Sites which use, copy, publicly display actively available LFTS IP, or perform, distribute or otherwise make available LFTS Content, or any portion thereof, or the LFTS Marks, during the term of this Agreement.

5.4.

Games, Inc. shall pay LFTS royalty payments on a calendar quarterly basis beginning at execution of this Contract. Royalties earned between the execution and 9/30/04 shall be a stub period.

5.5.

Games, Inc. guarantees LFTS royalty payments of $50,000 per Games, Inc. Fiscal Year, or prorated portion, thereof.  For example, if the first year's contract begins on September 1, 2004, the Annual Guarantee will be $50,000, less two twelfths of $50,000.  Should the royalty actually earned during a year of the contract not equal $50,000, Games, Inc. shall pay the shortfall within 30 days of the end of the Games, Inc. fiscal year end of June 30.  The guarantee for any partial year of the contract shall be prorated on the basis of the actual percentage amount of the year spent under contract.  Payment of shortfall shall be made within 30 days of the end of the period.  Failure to pay guaranteed royalties when due shall give LFTS the right to terminate Agreement immediately.

6.

Compensation to Games, Inc.

6.1.

LFTS will pay Games, Inc. a commission of 50% of all net revenues (to be defined by LFTS) received from purchases of its boxed games made through Games, Inc. Sites or the Games, Inc. online store, as set forth in Section 2.2.

6.2.

LFTS shall pay Games, Inc. the commission payments on such sales within 10 days of the end of each calendar quarter, when received by LFTS, the first such quarter to be a stub period.

7.

Accountings

7.1.

Games, Inc. will compute the net revenue from Games, Inc. Sites as of each March 31, June 30, September 30, and December 31 for the prior three months.  Within ten days after the calendar quarterly period concerned, Games, Inc. will send LFTS a statement covering those sums and will pay LFTS the royalty due, as provided in Section 5.  Acceptance by LFTS of any statement or payment shall not preclude LFTS from challenging the accuracy thereof.  Overages shall be paid annually within 10 days of the completion of the annual audit.

7.2.

Games, Inc. will maintain accurate books and records which report the net revenue from Games, Inc. Sites.  Upon reasonable notice, which is defined herein as 72 hours notice, LFTS may, at its own expense examine and copy these books and records.  Games, Inc. shall preserve at its principal place of business these books and records for at least three (3) years following the expiration of this Agreement.

7.3.

LFTS will compute the net revenue from Games, Inc. Sites, pursuant to Section 6.1 as of each March 31, June 30, September 30, and December 31 for the prior three months.  Within ten days after the calendar quarterly period concerned, LFTS will send Games, Inc. a statement covering those sums and will pay Games, Inc.  the commission due, as provided in Section 6.  Acceptance by Games, Inc. of any statement or payment shall not preclude Games, Inc. from challenging the accuracy thereof.  Overages shall be paid annually within 10 days of the completion of the annual audit.

7.4.

LFTS will maintain accurate books and records which report the net revenue from Games, Inc. Sites, pursuant to Section 6.1.  Upon reasonable notice, which is defined herein as 72 hours notice, Games, Inc. may, at its own expense, examine and copy these books and records.  LFTS shall preserve at its principal place of business these books and records for at least three (3) years following the expiration of this Agreement.

8.

Ownership

8.1.

As between LFTS and Games, Inc:

a.

LFTS is or shall be the exclusive owner of and shall retain all right, title and interest to the LFTS Content or any content derived therefrom, and the LFTS Marks, including all Intellectual Property Rights therein (the “LFTS Property”)

b.

Games, Inc. is the exclusive owner of and shall retain all right, title and interest to the Games, Inc. Content or any Content derived therefrom, the Games, Inc. Sites and all Intellectual Property Rights therein, excluding the LFTS Property.

c.

Each party agrees to take all action and cooperate as is reasonably necessary, at the other party’s request and expense, to protect the other’s respective rights, titles and interests specified in this Section, and further agrees to execute any documents that might be necessary to perfect each party’s ownership of such rights, titles and interests.

9.

Warranties and Representations

9.1.

LFTS represents and warrants that:

a.

it has full power and authority to enter into and fully perform this Agreement;

b.

it has sufficient right and authority to grant to Games, Inc., all licenses and rights granted by LFTS hereunder;

9.2.

Games, Inc. represents and warrants that:

a.

it owns or controls all right, title, and interest in and to the Games, Inc. Sites, and all Intellectual Property Rights therein, necessary to carry out its obligations hereunder.

b.

It has the full power and authority to enter into and fully perform this Agreement.

c.

the Games, Inc. Sites, any Games, Inc. Content and the use thereof shall not violate any law or infringe upon or violate any rights of any person.

10.

   Remedies

10.1.

LFTS shall have the right to terminate this Agreement if any of the following occurs:

a.

Games, Inc. breaches any material term or condition of this Agreement, and has failed to cure such breach within 30 days written notice thereof.

b.

Games, Inc. (i) becomes insolvent; (ii) becomes unable to pay its debts as they mature; (iii) makes an assignment for the benefit of its creditors; (iv) is the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty days of filing; (v) becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within thirty days of filing; or (vi) is liquidated or dissolved.

10.2.

Games, Inc. shall have the right to terminate this Agreement if any of the following occurs:

a.

LFTS breaches any material term or condition of this Agreement, and has failed to cure such breach.

b.

LFTS  (i) becomes insolvent; (ii) becomes unable to pay its debts as they mature; (iii) makes an assignment for the benefit of its creditors; (iv) is the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty days of filing; (v) becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within thirty days of filing; or (vi) is liquidated or dissolved.

10.3.

Either party may exercise its right to terminate pursuant to this Section by sending the other party the appropriate notice.

11.

Indemnification.

11.1

During the Term, and continuing after the expiration or termination of this Agreement, Games, Inc. shall indemnify LFTS and shall hold it harmless from any loss, liability, damage, cost or expense arising out of any claims or suits which may be brought or made against LFTS or any of its affiliates, officers, directors or employees (i) any breach of Games, Inc.'s covenants and undertakings hereunder; (ii) any unauthorized use by Games, Inc. of the LFTS Marks, Content or Intellectual Property Rights; (iii) any use of LFTS trademark or copyright (except trademarks or copyrights used in accordance with the terms of this Agreement), design, patent, process, method or devise; and (iv) Games, Inc.'s non-compliance with any applicable federal, state or local laws or with any other applicable regulations.

11.2

Games, Inc. agrees to obtain, at its own expense, Commercial General Liability Insurance, including product liability and contractual liability coverage providing adequate protection for LFTS and Games, Inc. against any such claims or suits in amounts no less than two million dollars ($2,000,000) per occurrence, combined single limits.  Simultaneously with the execution of this Agreement, Games, Inc. undertakes to submit to LFTS a fully paid policy or certificate of insurance naming LFTS as additional insured parties and, requiring that the insurer shall not terminate or materially modify such policy or certificate of insurance without written notice to LFTS at least twenty (20) days in advance thereof.  Such insurance shall at all times be primary and not contributory with any insurance carried by LFTS.

12.   Independent Contractors

12.1

The parties to this Agreement are independent contractors.  There is no relationship of partnership, joint venture, employment, franchise or agency between the parties.  Neither party shall have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent.

13.

General Provisions

13.1

Assignment:  Neither party may assign this Agreement, or their respective rights and obligations hereunder, in whole or in party without the other party’s prior written consent.

13.2

Laws and Regulations:  Each party shall comply in all material respects with all laws and regulations applicable to its activities under this Agreement.

13.3

Complete Agreement:  This Agreement, along with the Exhibits, contains the entire agreement and understanding between the parties.  Any amendment to this Agreement must be in writing and signed by both parties.

13.4

Waiver:  The waiver or failure of LFTS to exercise in any respect any right provided for in this Agreement shall not be deemed a waiver of any further right under this Agreement.

13.5

Severability:  If any provision of this Agreement is invalid, illegal or unenforceable under any applicable statute, rule or law, such invalidity, illegality or unenforceability shall not affect any other provision (or the remaining portion) or the application of such provision to any other persons or circumstances.

13.6

Jurisdiction:  The parties agree that any suit, action or other legal proceeding arising out of this Agreement shall be brought in any court of general jurisdiction seated in Hamilton County, Ohio.

13.7

Governing Law:  This Agreement is to be construed in accordance with the laws of the State of Ohio.

13.8

Headings:  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.9

Publicity:  Neither party shall issue any press release or similar public statement regarding this Agreement without the prior approval of both parties, not to be unreasonably withheld.

13.10

Notices:  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, sent by certified mail, or by reputable overnight service as follows:

a.

if to LFTS

Mr. William C. Schulte, Jr.

Late for the Sky Production Company, Inc.

3000 Robertson Avenue

Cincinnati, Ohio  45209

Copy to:

Anthony G. Covatta

Drew & Ward

2400 Fourth & Vine Tower

One West Fourth Street

Cincinnati, Ohio 45202

b.

if to Games, Inc.

Mr. Roger Ach, II, CEO

425 Walnut Street

Suite 2300

Cincinnati, Ohio  45202

In witness whereof, duly authorized officers of the parties hereto, have executed this Agreement on the date first written above.

LATE FOR THE SKY PRODUCTION

GAMES, INC.

COMPANY, INC.

/S/ William C. Schulte, Jr.

/S/ Roger W. Ach, II

William C. Schulte, Jr.

Roger Ach, II, CEO

Vice President

EXHIBIT 1

LFTS Marks:

BIRD-OPOLY

CAT-OPOLY

DINO-OPOLY

DOG-OPOLY

HORSE-OPOLY

OCEAN-OPOLY

WILD ANIMAL-OPOLY

CANADA-OPOLY

AMERICA IN-A-BOX

BIBLEOPOLY

BOOO-OPOLY

COCKTAIL-OPOLY

WINE-OPOLY

CHRISTMAS-IN-A-BOX

ATLANTA IN-A-BOX

BALTIMORE IN-A-BOX

BOSTON IN-A-BOX

BROOKLYN IN-A-BOX

CHICAGO IN-A-BOX

NEW ORLEANS IN-A-BOX

NEW YORK-IN-A-BOX

PHILADELPHIA IN-A-BOX

SEATTLE IN-A-BOX

SAN FRANCISCO IN-A-BOX

ST. LOUIS IN-A-BOX

WASHINGTON IN-A-BOX

EXHIBIT 2

LFTS Guidelines and Restrictions

I.

General

The Games, Inc. site shall not include Content that:  (i) is sexually explicit, (ii) contains profanity or (iii) denigrates a particular group based on gender, race, creed, religion, sexual preference or handicap.

II.

LFTS Content

a.

All LFTS Content shall be subject to restrictions and instructions disclosed by LFTS at any time.

b.

LFTS shall have the right to refuse to deliver to Games, Inc. any LFTS Content if, in LFTS’s sole discretion, the use or intended use of LFTS Content conflicts with interferes with or is detrimental to LFTS’s interests, reputations or business or which might subject LFTS to unfavorable regulatory action, violate any law, infringe the rights of any person, or subject LFTS to liability for any reason.

III.

Marks

a.

Games, Inc. shall place a trademark, copyright, or other ownership notice, to be furnished by LFTS, on all items or materials using LFTS Marks.  LFTS shall provide Games, Inc. with the manner, style and placement of such notice, which shall be deemed incorporated into this Section.

IV.

Cross- Links

a.

Games, Inc. shall not establish any links from the Games, Inc. Sites to any pornographic or obscene Content.

b.

Games, Inc. shall not conduct any cross promotions between the Games, Inc. Sites and any Internet Sites which uses or exhibits pornographic or obscene Content.

3